EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White

Vice President,

Investor Relations

423.755.8996

Linnea R. Olsen

Director, Corporate Relations

207.575.4452

UNUMPROVIDENT

CORPORATION

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

2211 CONGRESS STREET,

PORTLAND, ME 04122

www.unumprovident.com

March 31, 2003

TOM WATJEN APPOINTED PRESIDENT AND CEO OF UNUMPROVIDENT

Directors William Pollard and Lawrence Pugh To Serve As Co-Chairmen  in Newly Created Office of the Chairman of the Board

Chattanooga, TN, March 31, 2003—UnumProvident Corporation (NYSE: UNM) today announced senior management changes. The Board has appointed Thomas R. Watjen, who is currently Vice Chairman and Chief Operating Officer, to serve as President and Chief Executive Officer on an interim basis. Watjen replaces J. Harold Chandler, who previously served as Chairman, President and Chief Executive Officer. F. Dean Copeland, who is currently Senior Executive Vice President and General Counsel, will assume the additional position of Chief Administrative Officer.

Outside directors C. William Pollard and Lawrence R. Pugh, both former CEOs of public companies, will serve as Co-Chairmen in a newly created Office of the Chairman of the Board, which will serve as the focal point for interaction between the Board and senior management.

The Board has also named outside director John W. Rowe, who serves as CEO of a public company, to lead a search committee, which will be assisted by a national executive recruiting firm in seeking a new CEO. The search will begin immediately, and the Board will consider Tom Watjen as well as external candidates.

In a joint statement, Bill Pollard and Larry Pugh said, “While the Board appreciates the contributions of Harold Chandler to UnumProvident, it has concluded that it is necessary to make a management change at this time. By this action, the Board is reaffirming its commitment to further strengthen the Company’s financial position, improve the consistency of its performance, and restore investor confidence. We continue to believe UnumProvident has great potential. The Company has a leading market position and strong customer relationships, and we are grateful for our many dedicated employees. We have a talented senior management team, which is why we are asking Tom Watjen and Dean Copeland to assume additional leadership responsibilities. Tom and Dean are both highly experienced executives with deep knowledge of the Company’s business. We are confident that the actions that have been taken and those currently being initiated by our senior management team will provide a solid platform for future growth.”

Tom Watjen said, “While there’s no question we face a challenging business environment, UnumProvident is a strong organization with a sound business model, supported by $3.4 billion in capital. I recognize we have a lot of work ahead of us, and I look forward to leading our team during this important period. I appreciate the support and confidence of our Board. We are moving ahead with our previously developed capital-raising plan and our adjusted business and financial plans. As these actions are implemented they will further strengthen our financial position and enable us to successfully execute our business plan. I have great confidence that our 13,000 employees will continue to provide a superior level of service to our customers and their advisors.”

Pursuant to his current employment contract dating from 1999, Harold Chandler will receive severance of approximately $8.5 million, which represents the standard payment of three times base salary and bonus. In addition, under the terms of his contract, he will receive pension benefits of approximately $8.5 million. These charges are expected to reduce the Company’s first quarter of 2003 net income by approximately $9.8 million, or $0.04 per common share assuming dilution.

Mr. Watjen became President and Chief Executive Officer in March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999 and assumed the additional Risk Management responsibilities in November 1999. Prior to the merger, he was Vice Chairman and Chief Financial Officer of Provident, positions he assumed in March 1997. Mr. Watjen became Executive Vice President and Chief Financial Officer of a Provident predecessor company in July 1994.

Mr. Copeland is Senior Executive Vice President and General Counsel, and effective March 2003, he assumed the additional responsibilities of Chief Administrative Officer. He became Senior Executive Vice President and General Counsel in May 2002. He became Executive Vice President and General Counsel of Provident in May 1997 and following the merger assumed the additional responsibilities of Executive Vice President, Legal and Administrative Affairs in June 1999. Prior to joining Provident in May 1997, Mr. Copeland was a partner since 1972 in the law firm of Alston & Bird, where he concentrated primarily on matters related to consolidation within the financial services industry.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident’s primary operations are in the United States, Canada and the U.K.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.